EXHIBIT 10(28)

AZZ INCORPORATED
NON-QUALIFIED STOCK OPTION AGREEMENT

This agreement granting an option to purchase shares of the One Dollar ($1.00) par value common stock of AZZ incorporated (the “Stock”) is made as of July 9, 2002, between AZZ incorporated (the “Company”) and                                  (the “Optionee”), a Director (as hereinafter defined) of the Company, pursuant resolutions (the “Resolutions”), adopted by the Directors of the Company on May 20, 1997 (the “Date of Grant”).

Now, therefore, in consideration of the Company’s desire to further its interests and Optionee’s desire to increase his proprietary interest in the Company, it is agreed by and between the parties as follows:

1.  Grant of Options.    Optionee is hereby granted options (the “Option” or “Options”) to purchase                  (            ) shares (the “Option Shares”) of Stock at the purchase price of                                  Dollars ($            ) per Option Share (the “Option Price”).

2.  Period During Which Options Are Exercisable.    The Options are immediately exercisable and, unless terminated earlier as provided below shall remain exercisable for a period of ten (10) years from the Date of Grant. No Option Shares acquired by Optionee shall be sold until the expiration of six (6) months after the Date of Grant.

3.  Method of Exercise and Payment.    Options granted hereby may be exercised and shall be paid for as provided below:

(a)  Method of Exercise.    An Option may be exercised to the extent it is exercisable under Section 2 above by written notice addressed to the Company’s President at the Company’s principal executive office specifying the number of Option Shares to be purchased and, unless the Option Shares are covered by a then-current registration statement under the Securities Act of 1933 (the “Act”), containing the Optionee’s acknowledgment, in form and substance satisfactory to the Company, that the Optionee:

(i)  is purchasing such Option Shares for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act);

(ii)  has been advised and understands that:

(A)  the Option Shares have not been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the act and are subject to restrictions on transfer; and

(B)  the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration; and

(iii)  has been advised and understands that such Option Shares may not be transferred without compliance with all applicable federal and state securities laws.

The notice shall be accompanied by payment of the aggregate price of the Option Shares being purchased. Such exercise shall be effective upon the actual receipt by the Company’s President of such written notice and payment. Such notice must be given by Optionee, or his or her guardian or other legal representative, unless the Option is exercised after Optionee’s death, in which case it may be given by Optionee’s executor, administrator or other legal representative.

(b)  Medium of Payment.    An Optionee shall pay for Option Shares (i) in cash, (ii) by check payable to the order of the Company, or (iii) by a combination of the foregoing. Alternatively, payment may be made all or in part in shares of the Common Stock held by the Optionee for more than one year. If payment is made in whole or in part in shares of the Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing shares of Common Stock legally and beneficially owned by such Optionee, free of all liens, claims and encumbrances of every kind, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates.

4.  Termination of the Option.    No Options shall be exercisable after the first to occur of the following:

(i)  The expiration of the Option term specified herein;

(ii)  The date, if any, set by the Board of Directors of the Company (the “Board of Directors”) to be an accelerated expiration date in the event of dissolution or liquidation of the Company or consummation of any corporate combination transaction in which the Company is not the surviving or acquiring company or in which the Company becomes a wholly-owned subsidiary of another company, provided an Optionee who holds an Option is given written notice at least thirty (30) days before the date so fixed;

(iii)  Expiration of three (3) months from the date the Optionee’s service as a Director of the Company terminates for any reason other than the circumstances described by subparagraphs (iv), (v) or (vi) below;

(iv)  Expiration of one (1) year from the date the Optionee’s service as Director of the Company terminates by reason of the Optionee’s disability (within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or death;

(v)  Expiration of ten (10) days (which period may be extended on a case by case basis in the sole discretion of the Board of Directors) from the date the Optionee voluntarily resigns as a Director of the Company (not including any termination due to the death or disability of the Optionee); or

(vi)  A finding by the Board of Directors (without participation by the Director in question) after full consideration of the facts presented on behalf of both the Company and the Optionee, that an Optionee has been removed as a Director of the Company for Cause. For purposes of this paragraph “Cause” shall mean: (A) a pattern of gross negligence or an act of willful misconduct by Optionee in the performance of his duties to the Company which has a material adverse effect on the Company’s reputation, business, properties or business relationships, or (B) Optionee’s conviction of a felony or misdemeanor (other than a traffic violation) or of misappropriation of funds of the Company, or (C) Optionee’s appropriation to himself of a corporate opportunity of the Company which Optionee fails to make available to the Company. In the event of a finding that Optionee has been discharged for Cause, in addition to immediate termination of the Option, the Optionee shall automatically forfeit all Option Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price.

5.  Adjustments in Stock.    Adjustments shall be made with reference to the number of Option Shares and the per share exercise price therefore as provided in this section:

(a)  In the event that the outstanding shares of Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, reclassification, stock split-up, combination of shares, dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares as to which this Option shall be exercisable, to the end that the proportionate interest of the holder of this Option shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in this Option shall be made without change in the total price applicable to the unexercised Option but with a corresponding adjustment in the option price per share.

(b)  In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, then

(i)  If there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the shares under outstanding and unexercised stock options for securities of another corporation, the unexercised portion of this Option shall be deemed exercisable for stock of the surviving corporation or parent corporation of which the Company becomes a subsidiary at a rate of exchange to be determined by the Board of Directors, but in no event shall the fair market value of the stock substituted for the stock of the Company at the time of the Reorganization be less than the fair market value of the stock of the Company at the time of the Reorganization.

(ii)  If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion or exchange of the shares under outstanding and unexercised stock options for securities of another corporation, then the Board of Directors shall adjust the shares under the unexercised portion of this Option in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion or exchange of such stock and this Option.

(iii)  The term “Reorganization” as used in paragraph (b) of this Section 5 shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a subsidiary of another company after the effective date of the Reorganization.

(iv)  Adjustments and determinations under this Section 5 shall be made by the Board of Directors, whose decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding and conclusive.

6.  Transferability; Rights Prior to Exercise of Option.    In the event of death, this Option may be exercised by Optionee’s executor, administrator or other legal representative. During Optionee’s lifetime, this Option may not be sold, pledged, assigned or transferred in any manner other than (i) pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended, or (ii) to an Immediate Family Member of the Optionee. The term “Immediate Family Member”, as used in this Agreement, shall mean the children, grandchildren, siblings or parents of the Optionee, or bona fide trusts, partnerships or other entities controlled by, and of which the beneficiaries are, Immediate Family Members of the Optionee. Any Option grants that are transferable are further conditioned on the Optionee and the Immediate Family Members agreeing to abide by the Company’s then current stock option transfer guidelines. No holder of this Option shall have any rights as a shareholder with respect to the Option Shares until payment of the Option Price and delivery to Optionee or a permitted transferee of the certificates for such shares as herein provided.

7.  Definition of the Term “Director”.    The term “Director” as used in this Agreement shall mean a non-employee member of the Board of Directors and the Chairman of the Board. A former member of the Board of Directors who is named an advisory or emeritus member of the Board of Directors shall be deemed to retain his status as a Director for purposes of this Agreement so long as he continues to serve in the capacity of an Advisory or Emeritus Director. The word “Director” shall have the meaning set forth in this definition regardless of whether or not the first letter of the word is capitalized.

8.  Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, other legal representative, successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first set forth above.

AZZ INCORPORATED

By:
David H. Dingus President and Chief Executive Officer

OPTIONEE:

Printed Name

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